Prudential	Prudential Investment Management, Inc. 2 Gateway Center, 3rd Floor Newark NJ 07102

August 7, 2013

Olive Street Investment Advisers, LLC
1245 J.J. Kelley Memorial Drive
St. Louis, MO 63131
Attn:  Alan Herzog

Reference is made to that certain Investment Sub-Advisory Agreement (the "SAA") between Olive Street Investment Advisers, LLC, (the "Adviser") and Prudential Investment Management, Inc., (the "Sub-Adviser") dated as of August 2, 2013.  Pursuant to the SAA, the Adviser retained the Sub-Adviser to provide the Services to the Allocated Portion of the Fund in the manner and on the terms set out SAA.  Capitalized terms not defined here shall have the meaning assigned thereto in the SAA.

The parties  hereto agree that the Sub-Adviser's responsibilities under the SAA in fulfillment of the Pricing Policy shall consist of, upon request from  the Fund, the Adviser or the Fund's administrator, (i) reviewing for reasonableness the pricing information provided  by the Fund 's pricing agents  with respect  to the securities or other assets in the Allocated Portion; (ii) providing assistance to the Fund or its administrator relating to providing the Fund or its Board with recommendations with respect to the valuation of securities or other assets in the Allocated Portfolio; (iii) providing the Fund or its administrator with the contact details for appropriate broker-dealers to provide additional pricing information to the Fund or  the administrator with resepect to the securities or other assets in the Allocated Portion; and (iv) reviewing the pricing information provided  by such broker-dealers for reasonableness. Please sign and return the enclosed copy of this Letter to confirm your acknowledgement and agreement to the terms hereof.

Yours sincerely,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ Steven Saperstein
Name:	Steven Saperstein
Title:	Vice President

Acknowledged and agreed:

Olive Street Investment Advisers, LLC

By:	/s/ Kevin Bastien
Name:	Kevin Bastien
Title:	Treasurer

INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made as of the 2nd day of August 2013, by and among Prudential Investment Management, Inc., a New Jersey Corporation located at 100 Mulberry Street, Gateway Center Two, Newark, NJ 07102(the “Sub-Adviser”), and Olive Street Investment Advisers, LLC, a Missouri limited liability corporation located at 12555 Manchester Road, St. Louis, MO 63131(the “Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940 (the "Advisers Act"); and

WHEREAS, Bridge Builder Trust, a Delaware statutory trust located at 615 East Michigan Street, Milwaukee, WI  53202 (the “Trust”), is an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has retained the Adviser to perform investment advisory services for the Bridge Builder Bond Fund, a series of the Trust (the “Fund”), under the terms of an investment advisory agreement, dated August 1, 2013, between the Adviser and the Trust on behalf of the Fund (the “Advisory Agreement”); and

WHEREAS, the Advisory Agreement provides that the Adviser may retain one or more sub-advisers for the Fund, subject to the approval of the Trust’s Board of Trustees (the “Board”), including a majority of trustees of the Board who are not “interested persons” of the Adviser (the “Independent Trustees”), in accordance with the requirements of the 1940 Act, to render portfolio management services to the Fund pursuant to investment sub-advisory agreements between the Adviser and each such sub-adviser; and

WHEREAS, the Trust’s Board has duly consented to and approved the appointment of the Sub-Adviser to provide investment advisory services (the "Services") to a portion of the assets of the Fund allocated to the Sub-Adviser (the “Allocated Portion”); and

WHEREAS, the Adviser, acting pursuant to the Advisory Agreement, wishes to retain the Sub-Adviser to provide the Services to the Allocated Portion in the manner and on the terms set out in this Agreement, and the Sub-Adviser desires to provide such Services;

NOW, THEREFORE, WITNESSETH: The parties hereby agree as follows:

1.             APPOINTMENT OF SUB-ADVISER.

(a)
Acceptance.  The Adviser hereby appoints the Sub-Adviser, and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as an investment sub-adviser to the Fund with respect to the Allocated Portion.

(b)
Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized in this Agreement or another writing by the Trust or Adviser to the Sub-Adviser, have no authority to act for or be deemed an agent of the Trust or the Fund in any way, or in any way be deemed an agent for the Trust or for the Fund.

(c)
The Sub-Adviser’s Representations.  The Sub-Adviser represents, warrants and agrees that (i) it has all requisite power and authority to enter into and perform its obligations under this Agreement; (ii) it has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; (iii) neither it nor any affiliated person of it, as such term is defined in Section 2(a)(3) of the 1940  Act (“affiliated person”), is subject to any disqualification that would make it unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act; (iv) it is duly registered as an adviser under the Advisers Act; and (v) except as otherwise specified herein, it will not delegate any obligation assumed pursuant to this Agreement to any third party without first obtaining the written consent of the Fund and the Adviser.

The Sub-Adviser further represents, warrants, and agrees that it shall:

(i)	Use its best judgment and efforts in rendering the advice and services to Trust, Fund, and Allocated Portion as contemplated by this Agreement;

(ii)	Maintain all licenses and registrations necessary to perform its duties hereunder in good order;

(iii)	Conduct its operations at all times in conformance with the Advisers Act, the 1940 Act, and any other applicable federal, state and/or self-regulatory organization laws, rules and regulations; and

(iv)
Maintain errors and omissions insurance coverage in an appropriate amount (which insurance is currently maintained at the Prudential Financial, Inc. level) and shall provide written notice to the Trust of any material adverse change in such insurance coverage; or (ii) of any claims that would be material to the Board's oversight of the Sub-Adviser made on its insurance policies. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Trust with any information that it may reasonably request concerning the amount of or scope of such insurance.

(d)
The Adviser’s Representations.  The Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.  The Adviser further represents, warrants and agrees that it has the authority under the Advisory Agreement to appoint the Sub-Adviser.

(e)
Plenary authority of the Board of Trustees. The Sub-Adviser and Adviser both acknowledge that the Fund is a mutual fund that operates as a series of the Trust under the authority of the Board of Trustees.

2.             DELIVERY OF DOCUMENTS.

(a)           The Adviser has furnished to the Sub-Adviser copies of each of the following documents:

(i)	the Declaration of Trust of the Trust as in effect on the date hereof;

(ii)	the By-laws of the Trust in effect on the date hereof;

(iii)	the resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser for the Allocated Portion and approving the form of this agreement;

(iii)	the Advisory Agreement;

(iv)	the Code of Ethics of the Trust and of the Adviser as currently in effect; and

(v)	current copies of the Fund’s Prospectus and Statement of Additional Information.

The Adviser shall furnish the Sub-Adviser from time to time with accurate copies of all material amendments of or material supplements to the foregoing, if any.

(b)           The Sub-Adviser has furnished the Adviser with copies of each of the following documents:

(i)	the Sub-Adviser's most recent registration statement on Form ADV;

(ii)	the Sub-Adviser’s most recent balance sheet;

(iii)	separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the custodian (the "Custodian") and accounting agent of the Fund's assets;

(iv)	the Code of Ethics (defined below) of the Sub-Adviser as currently in effect;

(v)	the Sub-Adviser’s proxy voting policies as currently in effect; and

(v)
compliance policies, trading, commission and other reports, and such other management or operational documents as the Adviser may reasonably request in writing (on behalf of itself or the Board) in assessing the Sub-Adviser.

The Sub-Adviser shall furnish the Adviser from time to time with accurate copies of all material amendments of or material supplements to the foregoing, if any. Additionally, the Sub-Adviser shall provide to the Adviser such other documents relating to its services under this Agreement as the Adviser may reasonably request on a periodic basis.

3.             PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Subject to the supervision of the Board of Trustees and the Adviser, the Sub-Adviser shall manage the investments of the Allocated Portion in accordance with the Fund's investment objective, policies, and restrictions as provided in the Fund's Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time and provided to the Sub-Adviser, and in compliance with the requirements applicable to registered investment companies under applicable laws, including, but not limited to, the 1940 Act, the Commodity Exchange Act and the rules of the National Futures Association, and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code").  From time to time, the Adviser or the Fund provide the Sub-Adviser with written copies of other investment policies, guidelines and restrictions applicable to the Sub-Adviser's management of the Allocated Portion, which shall become effective at such time as agreed upon by both parties.  Subject to each of the foregoing sentences above, the Sub-Adviser shall have full discretionary authority to manage the investment of the assets of the Allocated Portion, including the authority to purchase, sell, cover open positions, and generally to deal in securities, financial and commodity futures contracts, options, short-term investment vehicles and other property and assets comprising or relating to the Allocated Portion.

In consideration of the fees paid hereunder, the Sub-Adviser will, at its own expense:

(a)
advise the Adviser and the Fund in connection with investment policy decisions to be made by it regarding the Fund and, upon request, furnish the Adviser and the Fund with research, economic and statistical data in connection with the Fund’s investments and investment policies;

(b)	submit such reports and information as the Adviser or the Fund may reasonably request to assist the Custodian in its determination of the market value of securities held in the Fund;

(c)
obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Sub-Adviser for the Allocated Portion;

(d)	employ professional portfolio managers and securities analysts who provide research services to the Allocated Portion;

(e)	place orders for purchases and sales of portfolio investments for the Allocated Portion;

(f)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Allocated Portion;

(g)
as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day, provide the Custodian with copies of trade tickets for each transaction effected for the Allocated Portion by the Sub-Adviser, and upon request provide copies to the Adviser, the Fund, and/or the Custodian of all brokerage or dealer confirmations received by the Sub-Adviser;

(h)
as soon as practicable following the end of each calendar month, provide the Adviser and the Fund with written statements showing all transactions effected for the Allocated Portion during the month by the Sub-Adviser, a summary listing all investments attributable to transactions of the Sub-Adviser that are held in the Allocated Portion as of the last day of the month, and such other information as the Adviser or the Fund may reasonably request in connection with any accounting or marketing services that the Adviser provides for the Fund.  The Adviser and the Fund acknowledge that Sub-Adviser and Custodian may use different pricing vendors, which may result in valuation discrepancies;

(i)
to the extent reasonably requested by the Trust or the Adviser, use its best efforts to assist the Chief Compliance Officer of the Trust in respect of Rule 38a-1 under the 1940 Act including, without limitation, providing the Chief Compliance Officer of the Trust or the Adviser with (a) current copies of the compliance policies and procedures of the Sub-Adviser in effect from time to time (including notice of any material changes thereto, which shall be included in the Sub-Adviser’s quarterly attestation) or a summary of such policies and procedures in connection with the annual review thereof by the Trust required under Rule 38a-1, (b) reports of any violations to the Sub-Adviser's compliance policies and procedures that occurred in connection with the provision of services to the Fund (which shall be included in the Sub-Adviser’s quarterly attestation), (c) a copy of the Sub-Adviser's annual compliance report as required by Rule 206(4)-7 of the Advisers Act, (d) summaries of correspondence between Sub-Adviser and a regulatory agency in connection with examinations or proceedings to the extent that such information would be material to the Fund or the Board consistent with disclosure obligations of the Sub-Adviser under the '40 Act, and (e) upon request, a certificate of the Chief Compliance Officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1);

(j)
comply with all applicable policies and procedures adopted by the Board that are applicable to the Fund and any amendments to those procedures (“Board Procedures”) that are provided to the Sub-Adviser by the Adviser or the Fund provided that the Adviser and the Fund agree to use commercially reasonable efforts to provide the Sub-Adviser with reasonable prior notice of any change to the Board Procedures or the adoption of a new Board Procedure if such change or procedure affects the Sub-Adviser’s services hereunder  and notify the Adviser as soon as reasonably practicable upon (a) detection of any breach of such Board Procedures or (b) determination that a Board Procedure conflicts with a procedure adopted by the Sub-Adviser;

(k)
maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Adviser and the Fund, including any amendments thereto, and institute and enforce procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics;

(l)	promptly complete and return to the Adviser or the Trust any compliance questionnaires or other inquiries submitted to the Sub-Adviser in writing;

(m)
furnish to the Trustees such information as may reasonably be requested in order for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of approving this Agreement, the renewal thereof or any amendment hereto; and

(n)
to the extent called for by the Trust's Compliance Policies and Procedures, or as reasonably requested by the Fund, provide the Fund with information and advice regarding assets in the Allocated Portion to assist the Fund in determining the appropriate valuation of such assets;

(o)	file with the SEC any report on Form 13F or Schedule 13G and any amendments thereto, required by the Exchange Act (as defined below), with respect to its duties as are set forth herein; and

(p)
except as permitted by the Board Procedures and in Section 14 of this Agreement shall treat confidentially all information in respect of the portfolio investments of the Fund, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Fund, and any and all trades of portfolio securities or other transactions effected for the Fund (including past, pending and proposed trades).

In providing services under this Agreement, the Sub-Adviser shall (i) maintain all licenses and registrations necessary to perform its duties hereunder in good order; (ii) conduct its operations at all times in conformance with the Advisers Act, the 1940 Act, and any other applicable state and/or self-regulatory organization regulations; and (iii) maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board in connection with their approval of this Agreement.

The Fund or its agent will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund.  The Fund or its agent will timely provide the Sub-Adviser with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

The Adviser will be responsible for all class actions and lawsuits involving the Fund or securities held, or formerly held, in the Fund.  Sub-Adviser is not required to take any action or to render investment-related advice with respect to lawsuits involving the Fund, including those involving securities presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy.  In the case of notices of class action suits received by Sub-Adviser involving issuers presently or formerly held in the Fund, the Sub-Adviser shall endeavor to forward such notices to Adviser as promptly as possible and, with the consent of the Adviser, may provide information about the Fund to third parties for purposes of participating in any settlements relating to such class actions.

4.             PROXY VOTING.

(a)           The Adviser hereby delegates to the Sub-Adviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and investments of the Allocated Portion of the Fund, provided however, that the Fund may request on occasion that the Sub-Adviser vote proxies for certain specified securities in the Allocated Portion in accordance with the Fund’s proxy voting policies.  Absent any such specific instructions to the contrary provided to it by the Adviser or the Fund, and subject to its receipt of all necessary voting materials, the Sub-Adviser shall vote all proxies with respect to investments of the Fund in accordance with the Sub-Adviser’s proxy voting policy as most recently provided to the Adviser and the Fund.

(b)           The Sub-Adviser’s proxy voting policies shall comply with any rules or regulations promulgated by the Securities and Exchange Commission (the “SEC”).

(c)           The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Adviser’s voting procedures, of the Sub-Adviser’s actual votes, and such other information required for the Fund to comply with any rules or regulations promulgated by the SEC. The Sub-Adviser shall supply updates of this record to the Adviser or any authorized representative of the Adviser, or to the Fund on a quarterly basis (or more frequently, upon the request of the Adviser).  The Sub-Adviser shall provide the Adviser and the Fund with information regarding the policies and procedures that the Sub-Adviser uses to determine how to vote proxies relating to the Allocated Portion.

5.             ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Adviser specifically agrees that the Sub-Adviser shall not be responsible for the following expenses and such other expenses as are commonly paid by the Fund or Adviser:

(a)	fees and expenses incurred in connection with the issuance, registration and transfer of the Fund's shares;

(b)	brokerage and commission expenses incurred by the Fund;

(c)
all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Fund including all fees and expenses of its Custodian, shareholder services agent and accounting services agent;

(d)	interest charges on any Fund borrowings;

(e)
costs and expenses of pricing and calculating the Fund's daily net asset value (including, without limitation, any equipment or services obtained for the purpose of pricing shares or valuing the Fund’s assets) and of maintaining the Fund's books of account required under the 1940 Act, except for the expenses incurred under Paragraph 13 hereunder, which are expenses of the Sub-Adviser;

(f)	Fund taxes, if any;

(g)	except as stated below, expenditures in connection with meetings of the Fund’s shareholders and the Board;

(h)
salaries and expenses of officers of the Trust, including without limitation the Trust’s Chief Compliance Officer, and fees and expenses of members of the Board or members of any advisory board or committee;

(i)	insurance premiums on property or personnel of the Fund which inure to the Fund's benefit, including liability and fidelity bond insurance;

(j)	legal, auditing and accounting fees incurred by the Fund;

(k)	all or any portion of trade association dues or educational program expenses determined appropriate by the Board; and

(l)
fees and expenses (including legal fees) of registering and maintaining registration of the Fund's shares for sale under applicable securities laws; all expenses of maintaining and servicing Fund shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any.

(m)	such other expenses that are normally paid by the Fund or Adviser.

The Sub-Adviser specifically agrees that with respect to the operation of the Fund, the Sub-Adviser shall be responsible for (i) providing the personnel, office space, furnishings, equipment and personnel reasonably necessary to provide its sub-advisory services to the Fund hereunder, and (ii) the costs of any special Board meetings or shareholder meetings convened for the primary benefit of the Sub-Adviser.  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Adviser in the Advisory Agreement or any other agreement to which they are parties.

6.             SUB-ADVISORY FEES.

(a)           The Adviser shall pay to the Sub-Adviser, and the Sub-Adviser agrees to accept, as full compensation for all services furnished or provided to the Fund pursuant to this Agreement a fee (for the payment of which the Fund shall have no obligation or liability), based on the Current Net Assets (as defined below) of the Allocated Portion, as set forth in Schedule A attached hereto and made a part hereof.  Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month.  In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to the Allocated Portion accrued to, but excluding, the date of termination shall be paid promptly following such termination.  For purposes of computing the amount of sub-advisory fee accrued for any day, “Current Net Assets” shall mean the Allocated Portion’s net assets, managed by the Sub-Adviser, as of the most recent preceding day for which the Fund’s net assets were computed.  For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Current Net Assets of the Allocated Portion equals zero.

(b)           The Sub-Adviser voluntarily may reduce any portion of the fees due to it pursuant to this Agreement.  Any such reduction shall be applicable only to such specific reduction and shall not constitute an agreement to reduce any future compensation due to the Sub-Adviser hereunder.

7.             PORTFOLIO TRANSACTIONS.

In connection with the investment and reinvestment of the assets of the Fund, the Sub-Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Allocated Portion's portfolio (the "Portfolio") and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio.  The Sub-Adviser may take into consideration, among other things, the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis.  The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.  The Sub-Adviser shall maintain such records as required by law to demonstrate compliance with the requirements of this Paragraph.  Such records and such other information reasonably requested by the Fund or the Adviser to review the Sub-Adviser’s compliance with this Paragraph shall be made available to the Fund or Adviser upon their reasonable request.

In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act")). Consistent with any guidelines established by the Board of Trustees of the Trust and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer --viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust's principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Fund’s assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust's principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

The Adviser and the Fund authorize and empower the Sub-Adviser to direct the Custodian to open and maintain accounts for securities and other property (all such accounts hereinafter called “accounts”) for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements and other documentation in connection therewith, such as ISDA agreements,  with brokers, dealers, future commission merchants and/or clearing houses as the Sub-Adviser shall select as provided above.  The Sub-Adviser may, using such of the securities and other property in the Fund as the Sub-Adviser deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such accounts and to such brokers as the Sub-Adviser deems desirable or appropriate.  The Sub-Adviser shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian.  The Sub-Adviser shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

The Sub-Adviser further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein.  The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Adviser except as expressly provided herein.

8.             LIABILITY; STANDARD OF CARE AND INDEMNIFICATION.

The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Paragraph 3 above) comply with the investment policies, guidelines and restrictions of the Fund; and shall act at all times in the best interests of the Fund.  The Sub-Adviser shall be liable to the Fund and/or the Adviser for any loss (including brokerage charges) incurred by the Fund as a result of any investment made by the Sub-Adviser in violation of the proceeding sentence.

The Sub-Adviser shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation for any error of judgment, for any mistake of law, for any act or omission by the Sub-Adviser.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser or Fund may have under any federal securities law or state law.

The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) resulting from the Sub-Adviser's willful misfeasance, bad faith or gross negligence in connection with the performance of the Sub-Adviser's obligations under this Agreement, or from the Sub-Adviser's reckless disregard of its obligations and duties under this Agreement; provided, however, that the Sub-Adviser's obligation under this Paragraph 8 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser or Fund, the Adviser or Fund shall not be subject to liability to the Sub-Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation for any error of judgment, for any mistake of law, for any act or omission by the Adviser or the Fund.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Sub-Adviser may have under any federal securities law or state law.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) resulting from the Adviser's willful misfeasance, bad faith or gross negligence in connection with the performance of the Adviser's obligations under this Agreement, or from the Adviser’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Adviser's obligation under this Paragraph 8 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser's own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

No provision of this Agreement shall be construed to protect any Trustee or officer of the Fund, or officer of the Adviser or Sub-Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

9.             TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT.

(a)           This Agreement shall become effective upon approval by the Trust's Board of Trustees and its execution by the parties hereto.  Pursuant to an SEC Order (anticipated to be issued on or about August 6, 2013) granting exemptive relief to the Trust and the Adviser from Section 15(a) of the 1940 Act and Rule 18f-2 thereunder and from certain disclosure requirements under various rules and forms, approval of the Agreement by a majority of the outstanding voting securities of the Fund is not required, and the Sub-Adviser acknowledges that it shall be without the protection (if any) accorded by shareholder approval of an investment adviser's receipt of compensation under Section 36(b) of the 1940 Act.

(b)           This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days' written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement.  As used in this Paragraph 9, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

(c)           In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Adviser, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund, provided that the Sub-Adviser may retain copies as required by law.

(d)           The Sub-Adviser shall promptly notify the Adviser of any proposed transaction or other event that could reasonably be expected to result in an “assignment” of this Agreement within the meaning of the 1940 Act.

10.           SERVICES NOT EXCLUSIVE.

The services of the Sub-Adviser to the Adviser and the Fund are not to be deemed exclusive and it shall be free to render similar services to others subject to its fiduciary obligations under the 1940 Act and Advisers Act.  It is specifically understood that directors, officers and employees of the Sub-Adviser and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.  The Adviser agrees that Sub-Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.  Nothing in this Agreement shall be deemed to require Sub-Adviser, its principals, affiliates, agents or employees to purchase or sell for the Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

11.           AGGREGATION OF ORDERS.

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio securities of the Fund with those for other accounts managed by the Sub-Adviser or its affiliates, if the combination of such orders is permitted by applicable law and if such orders are allocated in a manner deemed equitable by the Sub-Adviser among the accounts.  The Sub-Adviser agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) no account will be favored over any other account and each account participating in an aggregated order will receive the same price, with transaction costs, if any, shared pro-rata based on each account’s participation in the transaction; and (iii) allocations will be made in accordance with the Sub-Adviser’s compliance policies and procedures and applicable law.  The Sub-Adviser also agrees to provide such documentation and/or information to the Fund or Adviser as is reasonably necessary to allow the Fund or Adviser to determine whether orders for the Fund have been aggregated and allocated equitably.

12.           AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

13.           BOOKS AND RECORDS.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Fund’s or the Adviser’s request, provided, however, that Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws.  The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.  Notwithstanding the foregoing, Sub-Adviser has no responsibility for the maintenance of the records of the Fund, except for those related to the Allocated Portion.

14.           CONFIDENTIALITY.

Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by federal or state regulatory authorities; provided however that the Sub-Adviser may disclose information (i) to affiliates, provided that, the Sub-Adviser may disclose confidential information of the Trust, the Fund or the Adviser only to those affiliates having a need to know such information and only to the extent necessary to enable the affiliates to adequately perform their respective responsibilities to the Sub-Adviser, and the Sub-Adviser  hereby undertakes and agrees to monitor  the individual compliance of such affiliates with the terms of this Section of this Agreement and is responsible for any such affiliate's violations of this Section (ii) to brokers and dealers or other counterparties for trades and for derivatives for executing or clearing transactions; (iii) to third party service providers subject to confidentiality agreements; and (iv) as requested by auditors. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

15.           CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES.

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures.  The Sub-Adviser agrees to inform the Trust of any material development related to the Fund that the Sub-Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

16.           REPORTS AND ACCESS.

To the extent not otherwise identified in this Agreement, the Sub-Adviser agrees to supply such other information and documentation to the Adviser and the Fund and to permit such compliance inspections by the Adviser or the Fund as shall be reasonably requested.

To the extent not otherwise identified in this Agreement, the Adviser agrees to furnish the Sub-Adviser with a copy of any financial statement or report prepared for the Fund with respect to the Fund by a registered independent public accounting firm, and with copies of any financial statements or reports made by the Fund to shareholders.

17.           COOPERATION WITH REGULATORY AUTHORITIES OR OTHER ACTIONS.

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

18.           NOTIFICATION.

The Sub-Adviser agrees that it will provide, subject to applicable law, prompt notice to the Adviser and Fund about material developments relating to its duties as Sub-Adviser of which the Sub-Adviser knowledge that would materially affect the Fund, including but not limited to material changes in the employment status of key investment management personnel involved in the management of the Fund, material changes in the investment process used to manage the Fund, any changes in senior management, or ownership of the Sub-Adviser’s firm. The Sub-Adviser shall immediately notify the Adviser and the Trust in the event that the Sub-Adviser: (1) becomes subject to a statutory disqualification that prevents it from serving as an investment adviser pursuant to this Agreement; or (2) is or becomes the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority (including, without limitation, any self-regulatory organization) other than administrative proceedings unrelated to the Sub-Adviser's investment adviser activities or securities related conduct or routine compliance examinations conducted in the ordinary course of the Sub-Adviser’s business(with the exception of proceedings or actions relating to Prudential Real Estate Investors or Prudential Capital Group that are immaterial to the services provided hereunder). The Sub-Adviser shall immediately forward, upon receipt, to the Adviser any correspondence from the SEC or other regulatory authority that relates to the Trust.  Notwithstanding anything to the contrary herein, the Sub-Adviser shall not be required to disclose any information (i) that would not otherwise be disseminated to the public if the Sub-Adviser reasonably and in good faith believes, without consideration of the confidentiality obligations herein, that such disclosure would require full public disclosure of such information under applicable securities laws because it would be considered material, nonpublic information regarding Prudential Financial, Inc., or (ii) if disclosure is otherwise prohibited pursuant to applicable law or order of a court of competent jurisdiction; provided, however, that clause (i) shall not excuse the Sub-Adviser from the requirement to promptly disclose any event or circumstance that materially affects the Sub-Adviser’s ability to provide the services hereunder.

19.           NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:	Olive Street Investment Advisers, LLC and	General Counsel
	1245 J.J. Kelley Memorial Drive	Edward D. Jones & Co., L.P.
	St. Louis, MO 63131	12555 Manchester Road
	Attn: Alan Herzog	St. Louis, MO 63131

SUB-ADVISER:	Prudential Investment Management, Inc.
Gateway Center Two
100 Mulberry Street
Newark, NJ 07102
Attn: Michael Tagliaferro
Attn: Daniel Malooly, Esq.

TRUST/FUND:	Bridge Builder Trust
On behalf of Bridge Builder Bond Fund
615 East Michigan Street
Milwaukee, WI 53202
Attn: Secretary

20.           ASSIGNMENT.

This Agreement may not be assigned, as such term is defined in the 1940 Act by any party, either in whole or in part, without the prior written consent of each other party.

21.           SEVERABILITY AND ENTIRE AGREEMENT.

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter.

22.           CAPTIONS.

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

23.           CONSULTATION WITH OTHER SUB-ADVISERS.

In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning transactions for the Fund, except as permitted by the policies and procedures of the Fund. The Sub-Adviser shall not provide investment advice to any assets of the Fund other than the assets managed by the Sub-Adviser.

24.           CHANGE IN THE SUB-ADVISER’S OWNERSHIP.

The Sub-Adviser agrees that it shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Sub-Adviser within a reasonable time prior to such change being effected.

25.           COUNTERPARTS.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.           MISCELLANEOUS.

Where the effect of a requirement of the 1940 Act or Advisers Act, as amended, reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

27.           GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

Olive Street Investment Advisers, LLC (Adviser)

By:	/s/ Kevin Bastien
Name:	Kevin Bastien
Title:	Treasurer

Prudential Investment Management, Inc. (Sub-Adviser)

By:	/s/ Steven B. Saperstein
Name:	Steven B. Saperstein
Title:	Vice President

SCHEDULE A

FUNDS AND FEES

Series of Bridge Builder Trust	Annual Sub-Advisory Fee Rates
Bridge Builder Bond Fund